This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189094

Prospectus Supplement (Subject to Completion)

(To Prospectus dated June 4, 2013)

Issued June 4, 2013

15,137,853 American Depositary Shares

Giant Interactive Group Inc.

Representing 15,137,853 Ordinary Shares

Vogel Holding Group Limited, which we refer to as Vogel or the selling shareholder, is offering 15,137,853 American Depositary Shares, or ADSs, of Giant Interactive Group Inc. Each ADS represents one ordinary share, par value $0.0000002 per share. We will not receive any proceeds from this offering. The selling shareholder will receive all of the proceeds from this offering.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “GA.” On June 3, 2013, the last sale price for our ADSs as reported on the NYSE was $8.34 per ADS.

See “Risk Factors” beginning on page S-6 to read about risks you should consider before buying the ADSs.

PRICE $                     AN ADS

	Offering Price	Underwriting Discount	Proceeds to the selling shareholder
Per ADS	$	$	$
Total	$	$	$

The selling shareholder has granted the underwriter the right to purchase up to an aggregate of additional 2, 270, 678 ADSs to cover over-allotments.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the ADSs to purchasers on                      2013.

MORGAN STANLEY

June                     , 2013.

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus or the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus or the documents incorporated herein and therein by reference, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information which is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The selling shareholder identified in this prospectus supplement is offering to sell, and seeking offers to buy, ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of our ADSs.

Unless otherwise stated, or the context otherwise requires, for purposes of this prospectus supplement only:

•	quarterly “peak concurrent users,” or “PCU,” of any of our games is the peak concurrent users of such game during the quarterly period;

•

quarterly “average concurrent users,” or “ACU,” of any of our games is the average of monthly average concurrent users of such game during the quarterly period. For calculation of monthly average concurrent users, we first determine the number of users logged onto the game at five-minute intervals, and average that data over the course of a day to derive the daily average. The daily average data are then averaged over the monthly period to derive the monthly average concurrent users;

•	“ADSs” refers to our American depositary shares, each of which represents one ordinary share;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus supplement only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“ordinary shares” refers to our ordinary shares, par value $0.0000002 per share;

•	all references to “Renminbi,” or “RMB,” are to the legal currency of China; all references to “U.S. dollars,” “dollars,” or “$” are to the legal currency of the United States;

•	“selling shareholder” refers to the person named in the section “Selling Shareholder” that currently holds our ordinary shares and ADSs;

•	“US GAAP” refers to generally accepted accounting principles in the United States; and

•

“we,” “us,” “our company” and “our” refer to Giant Interactive Group Inc., and, unless the context requires otherwise, its predecessor entities and subsidiaries, and its consolidated affiliated entities.

This prospectus supplement contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus supplement is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, unless otherwise indicated, this prospectus supplement contains translations of Renminbi at $1.00 to RMB6.2108, which was the prevailing rate on March 31, 2013. We make no representation that the Renminbi amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars at any particular rate or at all. On May 31, 2013, the exchange rate was $1.00 to RMB6.1340.

Unless we indicate otherwise, all information in this prospectus supplement reflects all share splits, so that share number, per share price and par value data is presented as if the share splits had occurred from our inception.

THE OFFERING

ADSs being offered by the selling shareholder	15,137,853 ADSs (or 17,408,531 ADSs if the underwriters exercise their over-allotment option in full)

Offering price per ADS	$ per ADS

Total ordinary shares outstanding as of May 31, 2013	239,543,472 shares

Over-allotment option to purchase additional ADSs	The underwriters have the option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to a total of additional 2,270,678 ADSs from the selling shareholder.

The ADSs	Each ADS represents one ordinary share, par value US$0.0000002 per share.

The depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

If we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may surrender your ADSs to the depositary for delivery of ordinary shares underlying your ADSs. The depositary will charge you fees for surrenders.

We may amend or terminate the deposit agreement without your consent, and if you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

You should carefully read the section in the accompanying prospectus to this prospectus supplement, “Description of American Depositary Shares,” to better understand the terms of the ADSs. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus supplement.

New York Stock Exchange trading symbol	“GA”

Depositary	Citibank, N.A.

Timing and settlement of ADSs	The ADSs are expected to be delivered against payment on June , 2013.

The ADSs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, security entitlements in the ADSs will be shown on, and transfers of these security entitlements will be effected only through, records maintained by DTC and its direct and indirect participants.

Lock-up

We, Ms. Jing Shi and Mr. Yuzhu Shi have agreed with the underwriter, not to dispose of or hedge any of our ADSs or ordinary shares or securities that are convertible into or exchangeable for our ADSs or ordinary shares during the period from the date of this prospectus supplement continuing through the date, 180 days for Ms. Jing Shi and Mr. Yushi Shi, or 90 days for us, after June             , 2013, the closing date of this offering, except with the prior written consent of the underwriters. See “Underwriting”.

Use of proceeds	We will not receive any proceeds from this offering. The selling shareholder will receive all of the proceeds from this offering.

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our ADSs.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference may contain “forward-looking” statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus supplement, any accompanying prospectus supplement and the information incorporated herein and therein by reference relate to, among other things:

•	our anticipated growth and marketing strategies;

•	our future business development, results of operations and financial condition;

•	our ability to develop and commercialize new online games, including our ability to manage our development expenses;

•	market acceptance of our online games;

•	our ability to introduce expansion packs and updates to our existing online games;

•	our ability to license our online games to third party operators;

•	our ability to manage our existing licensing arrangements, including our ability to anticipate and manage licensing fees;

•	competition from other online game developers and operators;

•	our ability to anticipate and manage internet access fees and server maintenance costs;

•	our intentions regarding management of our employees;

•	our ability to comply with regulation applying to online games;

•	our ability to effectively protect our existing and future intellectual property and not to infringe on the intellectual property of others;

•	our ability to expand our business through organic growth and strategic acquisitions;

•	fluctuations in general economic and business conditions in China; and

•	impact of the current worldwide economic crisis on our business.

These forward-looking statements involve various risks, assumptions and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot be certain that our expectations will materialize. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors” section and elsewhere in this prospectus supplement and the documents incorporated by reference into this prospectus supplement. The forward-looking statements made in this prospectus supplement relate only to events or information as of the date on which the statements are made in this prospectus supplement. Readers should read these statements in conjunction with the “Risk Factors” section of this prospectus supplement.

All forward-looking statements included in this prospectus supplement and any accompanying prospectus supplement attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the important factors described below, under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated in this prospectus supplement by reference, and in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest our ADSs. The risks described below, incorporated by reference in this prospectus supplement and described in the accompanying prospectus are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, incorporated by reference in this prospectus supplement or described in the accompanying prospectus, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to This Offering

The market price of our ADSs has been volatile and could continue to be volatile, leading to the possibility of their value being depressed at a time when you want to sell your holdings.

The trading prices of our ADSs have been and are likely to continue to be volatile. Between January 1, 2013 and June 3, 2013, the trading price of our ADSs on the New York Stock Exchange ranged from $8.57 to $5.50 per ADS, and the last reported sale price on June 3, 2013 was $8.34 per ADS. The trading prices of our ADSs could fluctuate widely in response to factors beyond our control. Broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons. In particular, factors such as variations in our revenues, earnings and cash flow, announcements of new investments or acquisitions could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the volume and trading price of our ADSs. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our financial condition and results of operations.

We cannot predict the effect that this offering will have on the volume or trading price of our ADSs. The market price of our ADSs may fall below the public offering price and you may be unable able to sell ADSs acquired in this offering at a price equal to or greater than the offering price.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors and actions by minority shareholders are to a large extent governed by the common law of the Cayman Islands. Cayman Islands law in this area may not be as established and may differ from provisions under statues or judicial precedent in existence in the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against our management or directors than would shareholders of a corporation incorporated in a jurisdiction of the United States.

The rights of shareholders and the responsibilities of management and members of the board of directors under Cayman Islands law, such as in the areas of fiduciary duties, are different from those applicable to a company incorporated in a jurisdiction of the United States. For example, the Cayman Islands courts are unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of US federal securities laws; and

•	in original actions brought in the Cayman Islands, to impose liabilities against us based on certain civil liability provisions of US federal securities laws that are penal in nature.

As a result, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management or members of our board of directors than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and the substantial majority of our assets are located outside of the United States. A substantial majority of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforcement of Civil Liabilities” in the accompanying prospectus to this prospectus supplement.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

If we pay dividends or make other distributions on our ordinary shares, you may not receive them or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees, charge, and expenses and any taxes withheld, duties or governmental charges. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares). However, the depositary is not responsible if it decides that it is illegal or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive any distributions we make on our ordinary shares or any value for them if it is illegal or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

Your voting rights as a holder of our ADSs are limited by the terms of the deposit agreement.

You may only exercise your voting rights with respect to the ordinary shares underlying your ADSs in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from you in the manner set forth in the deposit agreement, the depositary for our ADSs will endeavor to vote your underlying ordinary shares in accordance with these instructions. Under our amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for our ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting; or

•	We have informed the depositary that a matter to be voted on at the meeting would adversely impact our shareholders.

The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company.

You may not be able to participate in rights offerings and may experience dilution of your holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

Our ADSs are traded on the New York Stock Exchange under the symbol “GA.” Public trading of our ADSs commenced on October 31, 2007. Each ADS represents one of our ordinary shares. The following table sets forth the monthly high and low trading prices of our ADSs on the New York Stock Exchange for the periods indicated:

Annual Highs and Lows	High	Low
2008	17.20	5.00
2009	9.57	5.31
2010	8.25	6.03
2011	9.45	3.02
2012	5.66	3.91

Quarterly Highs and Lows
Second Quarter 2011	9.45	7.12
Third Quarter 2011	8.50	3.20
Fourth Quarter 2011	4.31	3.02
First Quarter 2012	5.20	3.91
Second Quarter 2012	5.66	4.42
Third Quarter 2012	5.28	4.20
Fourth Quarter 2012	5.60	4.95
First Quarter 2013	6.61	5.50
Second Quarter 2013 (through June 3, 2013)	8.57	6.45

Monthly Highs and Lows
December 2012	5.43	5.00
January 2013	6.61	5.50
February 2013	6.35	5.75
March 2013	6.59	6.09
April 2013	7.64	6.45
May 2013	8.50	7.10
June 2013 (through June 3, 2013)	8.57	8.21

DIVIDEND POLICY

Commencing in 2013, we intend to pay regular cash dividends on a semi-annual basis. Dividends will, however, be paid at the discretion of our board of directors. See Item 8.A, “Financial Information—Dividend Policy” in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated in this prospectus supplement by reference.

In addition, in the first quarter of 2013, our board of directors declared a cash dividend of US$0.42 per ADS or ordinary share, which is payable to our shareholders of record at the close of trading on May 20, 2013. The total cash payment associated with this dividend will be approximately US$101.5 million.

USE OF PROCEEDS

We will not receive any proceeds from this offering. The selling shareholder will receive all of the proceeds from this offering.

CAPITALIZATION

The following table sets forth our capitalization on an actual basis as of March 31, 2013. You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” in our annual report on Form 20-F for the year ended December 31, 2012 and our consolidated financial statements and related notes thereto, incorporated in this prospectus supplement by reference.

As of March 31, 2013
Actual
(in thousands)
(unaudited)
Shareholders’ equity
Ordinary shares (US$0.0000002 par value per share: 500,000,000 shares authorized; 273,110,626 shares issued and 239,393,572 shares outstanding)	—
Additional paid-in capital	$722,443
Statutory reserves	7,825
Accumulated other comprehensive loss	(59,141)
Retained earnings	126,082
Treasury stock	(323,053)

Total shareholders’ equity	474,156
Non controlling interests	13,894

Total equity	488,050

Total capitalization	488,050

As of the date of this prospectus supplement, there has been no material change to our capitalization as set forth above.

SELLING SHAREHOLDER

The selling shareholder is Vogel Holding Group Limited, a British Virgin Islands company owned by Ms. Jing Shi, Mr. Yuzhu Shi’s daughter. The selling shareholder has informed us that Ms. Jing Shi holds our ADSs and ordinary shares in trust on behalf of Mr. Yuzhu Shi, who is the beneficial owner of such ADSs and ordinary shares. The information concerning the beneficial ownership of ordinary shares held by the selling shareholder included in this prospectus supplement has been obtained from the selling shareholder.

The table below sets forth certain information concerning the selling shareholder and the securities that each such selling shareholder may offer and sell in the form of ADSs from time to time under this prospectus supplement. The beneficial ownership of our ordinary shares set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 239,393,572 ordinary shares outstanding as of March 31, 2013. Assuming that all securities being offered under this prospectus supplement, including ADSs to cover over-allotments, are ultimately sold, upon completion of this offering the selling shareholder will hold 11,420,009 ordinary shares, representing 4.8% of our outstanding ordinary shares.

	Ordinary Shares Beneficially Owned Prior to Offering		Ordinary Shares Being Offered Hereby	Ordinary Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent		Number	Percent
Vogel Holding Group Limited	29,228,540	12.2%	15,137,853	13,690,687	5.7%

In addition, upon completion of this offering, Mr. Yuzhu Shi’s shareholding will decrease from 54.8% to 48.5% and Ms. Jing Shi anticipates to transfer her entire equity interest in Vogel Holding Group Limited to Union Sky Holding Group Limited, a British Virgin Islands company owned by Mr. Yuzhu Shi, after the completion of this offering, thereby terminating the trust arrangement between Mr. and Ms. Shi. Along with Mr. Yuzhu Shi’s shareholding percentage to fall below 50% upon the completion of this offering, we will cease to be a “controlled company” as defined under the listing rules of the New York Stock Exchange and may not be eligible for certain exemptions under Section 303A of the NYSE Listed Company Manual.

TAXATION

The following is a general summary of the material Cayman Islands, PRC and U.S. federal income tax consequences relevant to an investment in our ADSs and ordinary shares. The summary is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers, Dill & Pearman (Cayman) Limited, special Cayman Islands counsel to us. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Grandall Law Firm (Shanghai). To the extent the discussion relates to matters of current U.S. federal income tax law, and subject to the qualifications herein, it represents the opinion of O’Melveny & Myers LLP, our special U.S. counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those that hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double-tax treaties. There are no exchange-control regulations or currency restrictions in the Cayman Islands.

We have obtained an undertaking from the Governor in Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from March 27, 2007, December 9, 2008, the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, no tax to be levied on profits, income, gains or appreciations that is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Law (1999 Revision).

People’s Republic of China Taxation

China passed the new EIT Law and its implementing rules, both of which became effective on January 1, 2008. The New EIT Law created a new “resident enterprise” classification, which, if applied to us, will treat our Cayman Islands holding company in a manner similar to a Chinese enterprise for enterprise income tax. Under the PRC EIT Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC should be considered a PRC “resident enterprise” and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementing rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular issued by the SAT on April 22, 2009, or Circular 82 sets out the standards and procedures for recognizing the location of the “de facto management bodies” of an enterprise registered outside of the PRC and controlled by any PRC enterprise or enterprise group. Circular 82 specifies that certain PRC-controlled offshore enterprises will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. On July 27, 2011, the SAT issued Administrative Measures of Enterprise Income Tax of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial), or Bulletin 45, which became effective on September 1, 2011, to provide further guidance on the implementation of Circular 82. Bulletin 45 clarifies certain issues related to determining PRC resident enterprise status, post-determination administration and which competent tax authorities are responsible for determining offshore incorporated PRC resident enterprise status. Bulletin 45 specifies that when provided with a copy of a Chinese tax resident determination certificate issued by the competent tax authorities from an offshore incorporated PRC resident enterprise, the payer should not withhold 10% income tax when paying Chinese-sourced dividends, interest and royalties to the offshore incorporated PRC resident enterprise.

Currently, a substantial majority of the members of our management team are located in China. However, Circular 82 and Bulletin 45 apply only to offshore enterprises controlled by PRC enterprises or PRC corporate groups, not those controlled by PRC or foreign individuals or foreign enterprises like us. In the absence of detailed implementing regulations or other guidance determining that offshore companies controlled by PRC or foreign individuals or foreign enterprises like us are PRC resident enterprises, we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise.

However, SAT may take the view that the determining criteria set forth in Circular 82 and Bulletin 45 reflects a general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. Additional implementing regulations or guidance may also be issued determining that our Cayman Islands holding company or other non-PRC entity is a “resident enterprise” for PRC enterprise income tax purposes. If the PRC tax authorities determine that our Cayman Islands holding company or any of our non-PRC subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, our Cayman Islands holding company or our subsidiaries outside of China will be subject to the uniform enterprise income tax rate of 25% as to our global income as well as tax reporting obligations. Second, although dividends paid by one PRC tax resident to another PRC tax resident should qualify as “tax-exempt income” under the PRC EIT Law, there is no assurance that we would enjoy such tax exempt treatment on dividend paid to us from our PRC subsidiaries as offshore incorporated PRC resident enterprise controlled by PRC enterprise or corporate group enjoy under Bulletin 45. As a result, such dividend may continue to be subject to a withholding tax. Finally, 10% withholding tax for our non-PRC enterprise shareholders and potentially a 20% individual income tax for our individual shareholders may be imposed on dividends payable to them and with respect to gains derived by our non-PRC shareholders from disposition of our shares or ADSs. If we are not deemed to be a resident enterprise, then dividends payable to our non-PRC shareholders and gains from disposition of our shares of ADSs by our non-PRC shareholders will not be subject to PRC income tax withholding.

In connection with the PRC EIT Law, the State Administration of Taxation issued the Notice on Strengthening the Management on Enterprise Income Tax for Non-resident Enterprises Equity Transfer, or Circular 698 on December 10, 2009 with retroactive effect from January 1, 2008. According to Circular 698, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not impose income tax on foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

The SAT released the Announcement on Several Issues concerning the Administration of Income Tax of Non- resident Enterprises, or Bulletin 24, which became effective on April 1, 2011, to clarify several issues related to Circular 698. Under SAT Bulletin 24, the term “effective tax” refers to the effective tax on the gain derived from the disposition of equity interests of an overseas holding company; and the term “does not impose income tax” refers to cases where the gain derived from disposition of the equity interests of an overseas holding company is not subject to income tax in the country or region where the overseas holding company is a resident.

There is uncertainty as to the application of Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise remain unclear. In addition, there are not any formal declarations with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. Circular 698 may be determined by the tax authorities to be applicable to our private equity financing transactions, disposal of our subsidiaries, acquisition of complementary businesses, or disposal of shares or ADSs in our company, where non-resident investors were involved, if any of such transactions were determined by the tax authorities to lack reasonable commercial purpose. While it appears that Circular 698 was not intended to apply to stock transfers of publicly traded companies, there is very little guidance and practical experience regarding its application and it is possible that the PRC tax authorities would request our PRC subsidiary to assist in providing disclosures about the transfer of shares in our Cayman Islands holding company, in particular for those historical shareholders who did not obtain their stock as the result of our public offering. As a result, we and our non-resident investors may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us.

U.S. Federal Income Taxation

This discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership and disposition of our ADSs or ordinary shares. This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our ADSs or ordinary shares. This discussion does not apply to U.S. holders who are members of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships or other entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding ADSs or ordinary shares through any such entities;

•	regulated investment companies or real estate investment trusts;

•	persons that hold ADSs or ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	persons whose functional currency for tax purposes is not the U.S. dollar;

•	persons liable for alternative minimum tax; or

•	persons who actually or constructively own 10% or more of the total combined voting power of all classes of our shares (including ADSs and ordinary shares) entitled to vote.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion relies on our assumptions regarding the value of our ADSs and ordinary shares and the nature of our business over time. Finally, this discussion is based in part upon the representation of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

Prospective purchasers are urged to consult their own tax advisor concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our ADSs or ordinary shares, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ADSs or ordinary shares as capital assets for U.S. federal income tax purposes and are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax, regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds ADSs or ordinary shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, as described below, applicable to dividends received by certain non-corporate holders. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate holders could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends on ADSs or Ordinary Shares

We intend to pay regular cash dividends on a semi-annual basis. Dividends will, however, be paid at the discretion of our board of directors. See Item 8.A, “Financial Information—Dividend Policy.”

Subject to the “Passive Foreign Investment Company” discussion below, if we do make distributions and you are a U.S. Holder, the gross amount of any distributions with respect to your ADSs or ordinary shares (including the amount of any taxes withheld therefrom) will generally be includible in your gross income on the day you actually or constructively receive such income as dividend income if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. We do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles. Accordingly, distributions paid on our ADSs or ordinary shares will generally be treated as dividend distributions for U.S. federal income tax purposes. With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs, which are listed on the NYSE, but not our ordinary shares, will be readily tradable on an established securities market in the United States. If, however, we are treated as a PRC “resident enterprise” under PRC law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC, in which case dividends paid on our ADSs and ordinary shares would both be treated as qualified dividends (subject to the relevant holding period requirements). You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, that you receive from us.

Corporations will not be entitled to claim a dividends-received deduction with respect to distributions made by us. Dividends generally will constitute foreign source passive income for purposes of the U.S. foreign tax credit rules. You should consult your own tax advisors as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

Sales and Other Dispositions of ADSs or Ordinary Shares

Subject to the “Passive Foreign Investment Company” discussion below, when you sell or otherwise dispose of ADSs or ordinary shares, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs or ordinary shares. Your adjusted tax basis will generally equal the amount you paid for the ADSs or ordinary shares. Any gain or loss you recognize will be a long-term capital gain or loss if your holding period in our ADSs or ordinary shares is more than one year at the time of disposition. If you are a non-corporate U.S. Holder, including an individual, any such long-term capital gain will be taxed at preferential rates. Your ability to deduct capital losses will be subject to various limitations. You should consult your own advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

Passive Foreign Investment Company

If we are a passive foreign investment company or “PFIC” in any taxable year in which you hold our ADSs or ordinary shares, as a U.S. Holder, you would generally be subject to adverse U.S. tax consequences, in the form of increased tax liabilities and special U.S. tax reporting requirements.

In general, we will be classified as a PFIC in any taxable year if either: (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. However, it is not entirely clear how the contractual arrangements between us and our consolidated variable interest entities will be treated for purposes of the PFIC rules. If it is determined that we do not own the stock of our consolidated variable interest entities for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing, debt instruments, or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

We do not expect to be a PFIC for the taxable year 2013 or in the foreseeable future. Our expectation regarding our status as a PFIC is based on assumptions as to our projections of the value of our outstanding stock during the year and cash that we will hold and generate in the ordinary course of our business throughout taxable year 2013. Despite our expectation, there can be no assurance that we will not be a PFIC in 2013 or any future taxable year as PFIC status is tested at the end of each taxable year and will depend on the composition of our assets and income in such taxable year. In particular, in determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (the sum of the aggregate value of our outstanding equity) plus our liabilities. Therefore, a drop in the market price of our ADSs and ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash and cash equivalents. Our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

If we were a PFIC for any taxable year during which you held ADSs or ordinary shares, certain adverse U.S. federal income tax rules would apply. You would generally be subject to additional taxes and interest charges on certain “excess distributions” we make and on any gain realized on the disposition or deemed disposition of your ADSs or ordinary shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess distribution” or dispose of, or are deemed to have disposed of, your ADSs or ordinary shares. Distributions in respect of your ADSs or ordinary shares during a taxable year would generally constitute “excess distributions” if, in the aggregate, they exceed 125% of the average amount of distributions with respect to your ADSs or ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

To compute the tax on “excess distributions” or any gain, (a) the “excess distribution” or the gain would be allocated ratably to each day in your holding period, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayment of taxes for any period described under (c) above would be imposed on the resulting tax liability on any portion of the “excess distribution” or gain that is allocated to such period. In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on ADSs or Ordinary Shares” section above.

Under certain attribution rules, if we are a PFIC, you will be deemed to own your proportionate share of lower-tier PFICs and will be subject to U.S. federal income tax on (a) a distribution on the shares of a lower-tier PFIC and (b) a disposition of shares of a lower-tier PFIC, both as if you directly held the shares of such lower-tier PFIC.

If we were a PFIC in any year, as a U.S. Holder you would be required to file an annual report containing such information as the United States Treasury Department may require and may be required to file an annual return on IRS Form 8621 regarding your ADSs or ordinary shares. You should consult with your tax adviser regarding reporting requirements with regard to your ADSs or ordinary shares.

If we were a PFIC in any year, you would generally be able to avoid the “excess distribution” rules described above by making a timely mark-to-market election with respect to your ADSs, provided our ADSs are marketable. Our ADSs will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the NYSE. If you made this election in a timely fashion, you would generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ADSs on the last day of your taxable year over your adjusted tax basis in such ADSs. Any ordinary income resulting from this election would generally be taxed at ordinary income rates and would not be eligible for the reduced rate of tax applicable to qualified dividend income. Any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your basis in the ADSs would be adjusted to reflect any such income or loss. You should consult your tax advisor regarding potential advantages and disadvantages to you of making a mark-to-market election with respect to your ADSs. The mark-to-market election will not be available for any lower-tier PFIC that is deemed owned pursuant to the attribution rules discussed above.

We do not intend to provide you with the information you would need to make or maintain a Qualified Electing Fund election, and therefore you will not be able to make or maintain such an election with respect to your ADSs or ordinary shares.

U.S. Information Reporting and Backup Withholding Rules

In general, dividend payments with respect to the ADSs or ordinary shares and the proceeds received on the sale or other disposition of ADSs or ordinary shares may be subject to information reporting to the IRS and to backup withholding. Backup withholding will not apply, however, if you (a) are a corporation or come within certain other exempt categories and, when required, can demonstrate that fact or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS in a timely manner. Certain U.S. Holders who hold “specific foreign financial assets”, including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution”, whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information on IRS Form 8938. A U.S. Holder who fails to timely furnish the required information may be subject to a penalty. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

PROSPECTIVE PURCHASERS OF OUR ADSS OR ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ADSS OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND ANY ESTATE, GIFT AND INHERITANCE LAWS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. International plc is acting as representative, have severally agreed to purchase, and the selling shareholder has agreed to sell to them, severally, the number of shares indicated below:

Name		Number of Shares
Morgan Stanley & Co. International plc

Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representative.

The selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,270,678 additional ADSs at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,270,678 ADSs.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
The selling shareholder	$	$	$
Proceeds, before expenses, to selling shareholder	$	$	$

The estimated offering expenses payable by the selling shareholder, exclusive of the underwriting discounts and commissions, are approximately $            . The underwriters have agreed to reimburse the selling shareholder for a portion of the expenses in connection with this offering.

Our ADSs have been approved for listing on the New York Stock Exchange under the trading symbol “GA”.

We, Mr. Yuzhu Shi and Ms. Jing Shi have agreed that, without the prior written consent of Morgan Stanley & Co. International plc on behalf of the underwriters, we and they will not, during the period ending 180 days for Mr. Yuzhu Shi and Ms. Jing Shi or 90 days for us after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for ADSs or ordinary shares;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any ADSs or ordinary shares or any securities convertible into or exercisable or exchangeable for ADSs or ordinary shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs or ordinary shares.

whether any such transaction described above is to be settled by delivery of ADSs or ordinary shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. International plc on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ADSs or ordinary shares or any security convertible into or exercisable or exchangeable for ADSs or ordinary shares.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•

the issuance of options or restricted shares to our directors, officers and employees in accordance with and in the amounts specified in our existing share option plan and the issuance by us of ordinary shares or ADSs upon the exercise of an option outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan Stanley & Co. International plc of any earnings release or material news or material event that may give rise to an extension of the initial restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Morgan Stanley & Co. International plc, in its sole discretion, may release the ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our ADSs may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our ADSs may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our ADSs to be offered so as to enable an investor to decide to purchase any shares of our ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our ADSs in, from or otherwise involving the United Kingdom.

Switzerland

The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

The ADSs are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the ADSs has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our ADSs shall be deemed to be made to such recipient and no applications for our ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

Japan

This offering has not been and will not be registered under the Financial Instruments and Exchange Law (Law No. 25 of 1948 of Japan, as amended, or the FIEL). The underwriters have represented and agreed that the ADSs being offered hereby which they purchase will be purchased by them as principal and that they will not, directly or indirectly, offer or sell any ADSs in Japan or to, or for the benefit of, any Japanese Person or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph, “Japanese Person” shall mean any “Person Resident in Japan” (kyojusha) as defined in Section 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Law of Japan (Law No. 228 of 1949, as amended), including any corporation or other entity organized under the laws of Japan.

Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any ADSs being offered hereby other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the ADSs being offered hereby will be issued or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong, other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, no person may offer or sell the ADSs being offered hereby or cause such ADSs to be made the subject of an invitation for subscription or purchase, or circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such ADSs, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or (iii) to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Canada

The ADSs may not be offered or sold, directly or indirectly, in any province or territory of Canada or to or for the benefit of any resident of any province or territory of Canada except pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which the offer or sale is made and only by a dealer duly registered under applicable laws in circumstances where an exemption from applicable registered dealer registration requirements is not available.

LEGAL MATTERS

We are being represented by O’Melveny & Myers LLP with respect to legal matters of United States federal securities and New York State law. The underwriter is being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman (Cayman) Limited. Certain legal matters as to PRC law will be passed upon for us by Grandall Law Firm (Shanghai) and for the underwriter by Commerce & Finance Law Offices. Conyers Dill & Pearman (Cayman) Limited and O’Melveny & Myers LLP may rely upon Grandall Law Firm (Shanghai) with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Giant Interactive Group Inc. appearing in Giant Interactive Group Inc.’s annual report on Form 20-F for the year ended December 31, 2012 and the effectiveness of Giant Interactive Group Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Giant Interactive Group Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at 50th Floor, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, People’s Republic of China, 200120.

Giant Interactive Group Inc.

Ordinary Shares

American Depositary Shares

This prospectus relates to the proposed sale from time to time by us or any selling shareholder of the ordinary shares or American Depositary Shares, or ADSs, of Giant Interactive Group Inc., at prices and on terms described in one or more supplements to this prospectus. We will not receive any proceeds from the ordinary shares or ADSs sold by any selling shareholder.

Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “GA.” Each ADS represents one ordinary shares, par value $0.0000002 per share. On June 3, 2013, the last reported sale price of our ordinary shares was $8.34 per share.

Each time we sell or any selling shareholder sells the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectuses, as well as any documents incorporated by reference in this prospectus or any prospectus supplement, before you invest in our securities.

We or any selling shareholder may offer the securities, through one or more underwriters, dealers and agents, or directly to one or more purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The securities covered by this prospectus may be sold at fixed prices, variable prices, market prices prevailing at the time of sale, prices related to those prevailing market prices or negotiated prices that may vary.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with any other information. This prospectus may be used only where it is legal to sell securities. This document is not an offer to sell, or solicitation of an offer to buy, in any jurisdiction where the offer or sale is prohibited. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Furthermore, you may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. By using a shelf registration statement, we or any selling shareholder may offer and sell securities from time to time and in one or more offerings. Each time we or any selling shareholder sells securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context requires otherwise, references to:

•

quarterly “average concurrent users,” or “ACU,” of any of our games is the average of monthly average concurrent users of such game during the quarterly period. For calculation of monthly average concurrent users, we first determine the number of users logged onto the game at five-minute intervals, and average that data over the course of a day to derive the daily average. The daily average data are then averaged over the monthly period to derive the monthly average concurrent users;

•	“ADRs” refers to American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” refers to our American depositary shares, each of which represents one ordinary share;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“ordinary shares” refers to our ordinary shares, par value $0.0000002 per share;

•	quarterly “peak concurrent users,” or “PCU,” of any of our games is the peak concurrent users of such game during the quarterly period;

•	all references to “Renminbi,” or “RMB,” are to the legal currency of China; all references to “U.S. dollars,” “dollars,” or “$” are to the legal currency of the United States;

•	“Selling shareholder” refers to one or more persons named in the section “Selling Shareholders” that currently hold(s) our ordinary shares or ADSs;

•	“US GAAP” refers to generally accepted accounting principles in the United States; and

•

“we,” “us,” “our company” and “our” refer to Giant Interactive Group Inc., and, unless the context requires otherwise, its predecessor entities and subsidiaries, and its consolidated affiliated entities.

OUR COMPANY

We are a leading online game developer and operator in China. We focus on massively multiplayer online role playing games, or MMORPGs, which are played through networked game servers on which tens of thousands of players are able to simultaneously connect and interact. We commercially launched our first self-developed MMORPG, ZT Online, in January 2006. We now operate thirteen MMORPGs or other online games. Of these MMORPGs and other online games, ten are self-developed, including four games in the ZT Online franchise, which contributed to a substantial majority of our net revenues for the year ended December 31, 2012.

We believe that our success is largely attributable to our ability to internally develop, operate and market MMORPGs tailored to China’s “hardcore” game player audience, which we generally view as including players between the ages of 18 and 40. As of December 31, 2012, our game development team, including dedicated product development and enhancement teams for each of our games, consisted of a total of 914 members. Based on the R&D conducted by our development and enhancement team, we currently have three games in our game pipeline, which are anticipated to be launched in the second half of 2013.

In the second quarter of 2013, we conducted closed beta testing of our self-developed 3D MMORPG, World of Xianxia, after receiving positive results during the initial testing stages, which was also accompanied by a large scale marketing campaign. For the second half of 2013, we plan to conduct open beta testing for World of Xianxia and commence additional marketing campaigns. We anticipate that the game will generate additional net revenues in future periods.

In addition to MMORPG games which we believe will continue to account for a majority of our net revenues for the foreseeable future, we have expanded into developing webgames and mobile games. This is part of our strategy to diversify our game offerings as well as to capture the expected growth opportunities on games designed for mobile/tablet devices. While our webgames and mobile games currently do not account for a substantial portion of our net revenues, we believe these game segments are important to providing diversification and future growth potential. We launched one self-developed webgame on our business partner Qihoo 360’s webgame platform in the second quarter of 2013, and expect to distribute it through multiple webgame platforms in the coming quarters. We anticipate that we will launch another self-developed webgame in the third quarter of 2013. We also have built an in-house development team for mobile games and anticipate that we will launch one to two mobile games in the second half of 2013.

In addition to revenues generated through our own game operations in China, we also derive revenues from licensing our games to third party operators in other geographies, including Southeast Asia, South Korea, North America, Europe, Russia and other Russian speaking territories. In China, we licensed our ZT Online Green Edition to Tencent, Inc. for distribution within China, and licensed our micro-client version of ZT Online 2 to Qihoo 360 for operation on Qihoo 360’s game platform in China. We anticipate that we will continue to expand our game licensing channels in China as well as overseas markets through our relationships with third party operators in those geographies.

We have built nationwide distribution and marketing networks to sell and market our prepaid game cards and game points. As of December 31, 2012, our distribution network consisted of more than 100 non-exclusive regional distributors and reached over 99,000 retail outlets, including internet cafés, software stores, supermarkets, bookstores, newspaper stands and convenience stores located throughout China. We also sell game points through our official game website. In 2012, approximately 55% of our net revenues were derived from prepaid game cards sold through our distributors, with the remaining net revenues having been derived from direct sales through our official website. We expect direct sales through our website to continue to grow in 2013 due to increasing acceptance of online payment system by players.

In 2010, 2011, 2012 and the three months ended March 31, 2013, our net revenues were RMB1,332.8 million, RMB1,792.2 million, RMB2,152.0 million (US$346.5 million) and RMB572.8 million (US$92.2 million), respectively. Our net income for the same periods was RMB807.6 million,

RMB906.4 million, RMB1,072.0 million (US$172.6 million) and RMB349.3 million (US$56.2 million) respectively. In each of 2010, 2011, 2012 and the three months ended March 31, 2013, the highest number of quarterly peak concurrent users we recorded for all of the games we operate in China were approximately 1,713,000, 2,339,000, 2,370,000 and 2,281,000, respectively, and the highest number of quarterly average concurrent users we recorded for all of the games we operate in China for the same periods were approximately 595,000, 642,000, 691,000 and 690,000, respectively.

We are currently in the process of licensing one to two MMORPG games from certain foreign game developers, which we anticipate will take approximately one year to localize and adjust before commercial launch. In addition, in May 2013, we entered into an investment commitment of US$20 million in Yunfeng Fund II, L.P., or Yunfeng Fund, a Cayman Islands exempted limited partnership, as part of our cash management measure. Yunfeng Fund will make equity and equity-related investments in companies with substantially all of their current and/or future businesses in Greater China, with a primary focus on companies in the telecommunications, technology and media, consumer products and healthcare industries. The initial term of the investment is 10 years after the final closing.

Our principal executive offices are located at 12/F No. 3 Building, 700 Yishan Road, Shanghai, 200233, People’s Republic of China. Our telephone number at this address is +86 21 3397-9999 and our fax number is +86 21 3397-9948.

The following diagram illustrates our current corporate structure as of the date of this prospectus:

Giant Interactive Group Inc. (Cayman Islands)
100%
Eddia International Group Limited (British Virgin Islands)
100%
Giant Interactive (HK) Limited (Hong Kong, China)
100%
Shanghai Zhengtu Information Technology Co., Ltd. (China)
100%
Zhuhai Zhengtu Information Technology Co., Ltd. (China)
100%
Shanghai Zhengduo Information Technology Co., Ltd. (China)
51.07%
Hangzhou Snow Wolf Software Co., Ltd. (China)
51%
Beijing Giant Zhengtu Network Technology Co., Ltd. (China)
34%
51%
Shanghai Jujia Network Technology Co., Ltd (China)
51%
Shanghai Juhuo Network Technology Co., Ltd. (China)
70%
Shanghai Jujia Network Technology Co., Ltd. (II) (China)
100%
Shanghai Zhengju Information Technology Co., Ltd. (China)
51%
Shanghai Juhuan Network Technology Co., Ltd. (China)
51%
Chengdu Jufan Network Technology Co., Ltd. (China)
51%
Shanghai Juquan Network Technology Co., Ltd. (China)
Yuliang Feng 6.375%
Haixiao Lin 5%
Wei Liu 1.625%
Chen Cheng 1.625%
Shanghai Lanlin Bio-Technology Co., Ltd. (China) 75%
Shanghai Giant Network Technology Co., Ltd. (China)
1.25% Lu Zhang
1.375% Tao Yue
1% Fabing Qu
1% Yonggui Wang
5.75% Kai Chen
100%
Beijing Julun Network Information Technology Co., Ltd. (China)
51%
Shanghai Juxin Network Technology Co., Ltd. (China)
51%
Shanghai Jujia Network Technology Co., Ltd. (III) (China)
51%
Shanghai Juzi Information Technology Co., Ltd. (China)
51%
Shanghai Juhe Network Technology Co., Ltd. (China)
45.12%
Glorious Mission Network Technology Co., Ltd. (China)
51%
Wuxi Tiema Network Technology Co., Ltd. (China)
100%
Beijing Giant Glorious Mission Network Technology Co., Ltd. (China)
51%
Wuxi Tiequan Network Technology Co., Ltd (China)
100%
Shanghai Giant Glorious Mission Network Technology Co., Ltd. (China)
100%
Bengbu Giant Glorious Mission Network Technology Co., Ltd. (China)
100%
Shanghai Giant Glorious Mission Information Technology Co., Ltd. (China)

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain “forward-looking” statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The forward-looking statements included in this prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference relate to, among other things:

•	our anticipated growth and marketing strategies;

•	our future business development, results of operations and financial condition;

•	our ability to develop and commercialize new online games, including our ability to manage our development expenses;

•	market acceptance of our online games;

•	our ability to introduce expansion packs and updates to our existing online games;

•	our ability to license our online games to third party operators;

•	our ability to manage our existing licensing arrangements, including our ability to anticipate and manage licensing fees;

•	competition from other online game developers and operators;

•	our ability to anticipate and manage internet access fees and server maintenance costs;

•	our intentions regarding management of our employees;

•	our ability to comply with regulation applying to online games;

•	our ability to effectively protect our existing and future intellectual property and not to infringe on the intellectual property of others;

•	our ability to expand our business through organic growth and strategic acquisitions;

•	fluctuations in general economic and business conditions in China; and

•	impact of the current worldwide economic crisis on our business.

These forward-looking statements involve various risks, assumptions and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot be certain that our expectations will materialize. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors” section and elsewhere in this prospectus and the documents incorporated by reference into this prospectus. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Readers should read these statements in conjunction with the “Risk Factors” section of this prospectus.

All forward-looking statements included in this prospectus and any accompanying prospectus supplement attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

Please see the factors set forth under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, if applicable, in any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands company, and the majority of our assets and a large part of our operations are located outside of the United States. Substantially all of our current operations are conducted, and our operating assets are located, in the PRC. In addition, many of our directors and officers are nationals and/or residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. Even if you are successful in bringing an action of this kind, it may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil-liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not resident in the United States and the substantial majority of whose assets are located outside of the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman (Cayman) Limited, our counsel as to Cayman Islands law, and Grandall Law Firm (Shanghai), our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman (Cayman) Limited has further advised us that a final and conclusive judgment in the federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation provided that (a) such federal or state court of the United States had proper jurisdiction over the parties subject to such judgment; (b) such federal or state court of the United States did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Grandall Law Firm (Shanghai) has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principle of reciprocity between jurisdictions. Grandall Law Firm (Shanghai) has further advised us that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as Giant Interactive Group Inc. in the Cayman Islands on July 26, 2006, an exempted company with limited liability under the Companies Law, or the Companies Law, of the Cayman Islands. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

Our authorized share capital consists of 500,000,000 ordinary shares with a par value of $0.0000002 each. As of March 31, 2013, we had 239,393,572 ordinary shares outstanding.

The following summarizes the terms and provisions of our share capital, as well as the material applicable laws of the Cayman Islands. This summary is incomplete, and you should read the form of our amended and restated memorandum and articles of association which was filed as an exhibit to our F-1 registration statement (File No. 333-146681) on October 26, 2007. The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. ADSs holders are not treated as our shareholders and are required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary agrees, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

Meetings

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting is called by not less than 10 clear days’ notice in writing. Notice of every general meeting is given to all of our shareholders other than that, under the provisions of our amended and restated articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a shareholder and to each of the directors and the our principal external auditors. Extraordinary general meetings are called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person. All business is deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (i) the declaration and sanctioning of dividends, (ii) consideration and adoption of the accounts and balance sheet and the reports of the directors and auditors and other documents required to be annexed to the balance sheet, (iii) the election of directors, (iv) appointment of auditors (where special notice of the intention for such appointment is not required by the Companies Law) and other officers, (v) the fixing of the remuneration of the auditors, and the voting of remuneration or extra remuneration to the directors, (vi) the granting of any mandate or authority to the directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of our company representing not more than 20% in nominal value of its existing issued share capital, and (vii) the granting of any mandate or authority to the directors to repurchase our securities.

Subject to applicable regulatory requirements, a meeting called by shorter notice is deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all of our shareholders entitled to attend and vote at the meeting, or (ii) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right.

At any general meeting, two shareholders entitled to vote and present in person or by proxy, or in the case of a shareholder being a corporation by its duly authorized representative, collectively that represent not less than one-third of our issued and outstanding voting shares constitutes a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum does not preclude the appointment of a chairman. If present, the chairman of our board of directors is the chairman presiding at any shareholders meetings.

A corporation being a shareholder is deemed to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative is entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “—Modification of Rights.”

Voting Rights Attaching to the Shares

All of our shareholders have the right to receive notice of shareholders’ meetings and to attend, speak and vote at such meetings. In respect of matters requiring shareholders’ vote, each ordinary share is entitled to one vote. A shareholder may participate at a shareholders’ meeting in person or by proxy. A resolution put to the vote of a meeting is decided on a show of hands unless voting by way of a poll that is required by the rules of the NYSE or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded (i) by the chairman of such meeting, (ii) by at least three shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy for the time being entitled to vote at the meeting, (iii) by a shareholder or shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy and representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting, (iv) by a shareholder or shareholders present in person or in the case of a shareholder being a corporation by its duly authorized representative or by proxy and holding shares in our company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right, or (v) if required by the rules of NYSE, by any director or directors who, individually or collectively, hold proxies in respect of shares representing five per cent (5%) or more of the total voting rights at such meeting.

No shareholder is entitled to vote or be counted in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that the authorization shall specify the number and class of shares in respect of which each such person is so authorized. Each person so authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and is entitled to exercise the same rights and powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

While there is nothing under the laws of the Cayman Islands specifically prohibiting or restricting the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware General Corporation Law where cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct. Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below), alterations or amendments to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders. Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be one person holding (or represented by proxy) at least one-third of the issued shares of that class. Any holder of shares of the class shall be entitled to demand a poll.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

Alteration of Capital

Pursuant to our amended and restated memorandum and articles of association, we may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our capital into shares of larger amount than our existing shares;

•

without prejudice to the powers of the board, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by us in general meeting, as the directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by us no resolution in general meeting is required for the issuance of shares of that class and the directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where we issue shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favorable voting rights, must include the words “restricted voting” or “limited voting”;

•	sub-divide its existing shares, or any of them into shares of a smaller amount; and

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, our shareholders may transfer all or any of their shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE or in any other form which our directors may approve.

The board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which we have a lien. If the board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with us, send to each of the transferor and transferee notice of the refusal.

The instrument of transfer of any share shall be in writing and executed by or on behalf of the transferor and shall be accompanied by the certificate of the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in our register of members in respect thereof. All instruments of transfer that shall be registered shall be retained by us.

Share Repurchase

We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the NYSE, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to any rights and restrictions for the time being attached to any class or classes of shares and our amended and restated memorandum and articles of association, our directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of our funds lawfully available therefor.

Subject to any rights and restrictions for the time being attached to any class or classes of shares and our amended and restated memorandum and articles of association, our shareholders by ordinary resolution may declare dividends, but no dividend may exceed the amount recommended by our directors.

Our directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of our directors be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in our business or be invested in such investments as our directors may from time to time think fit.

Any dividend may be paid by check or warrant sent through the post to the registered address of the shareholder or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the shareholder or person entitled, or such joint holders as the case may be, may direct. Every such check or warrant is made payable to the order of the person to whom it is sent or to the order of such other person as the shareholder or person entitled, or such joint holders as the case may be, may direct.

Our directors when paying dividends to the shareholders in accordance with the foregoing may make such payment either in cash or in specie. No dividend may be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account. Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends are declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of our shares dividends can be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated as paid on the share. If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share. No dividend shall bear interest against us.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

(i) all checks or warrants in respect of dividends of such shares, not being less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorized by our amended and restated memorandum and articles of association have remained uncashed;

(ii) we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(iii) we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in English law. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of NYSE or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors

We are managed by our board of directors. Under our amended and restated memorandum and articles of association, we shall have no less than two (2) directors. Our board of directors currently consists of six directors. Any change in the number of directors may be made from time to time by an ordinary resolution of our shareholders. The directors are elected or appointed in accordance with our amended and restated memorandum and articles of association and hold office until their successors are elected or appointed. At any time prior to the expiration of their term, our directors may be removed only by way of an ordinary resolution of our shareholders. Subject to our amended and restated memorandum and articles of association and the Companies Law, we may by ordinary resolution, elect any person to be a director either to fill a casual vacancy or as an addition to the existing board. The directors by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, even though less than a quorum, or the sole remaining director, have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board. Any director so appointed by the board shall hold office only until the next following annual general meeting and shall then be eligible for re-election. A vacancy on the board created by the removal of a director may only be filled by an ordinary resolution at a meeting of our shareholders at which such director is removed or by the remaining directors present and voting at a board meeting.

Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director. A meeting of our board of directors is competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote. Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting has a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of Board of Directors

Pursuant to our amended and restated articles of association, our board of directors has established an audit committee, a compensation committee, corporate governance and a nominations committee.

Issuance of Additional Ordinary Shares or Preference Shares

Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, 14th Floor, New York, New York 10013, U.S.A. American Depositary Shares are frequently referred to as “ADSs” and represent rights and interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong.

We appointed Citibank, N.A. as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-146776 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS will also represent the right to receive any other property, securities or cash received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands which may be different from the laws of the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws of the Cayman Islands and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the taxes, duties and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or charges, the depositary bank may sell all or a portion of the new shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	Ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

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Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital—Voting Rights Attaching to the Shares” above.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

In the event of voting by a show of hands, each shareholder has one vote irrespective of the number of shares held by such person and the depositary shall vote or cause the custodian to vote all the shares then on deposit in accordance with instructions received from a majority of holders giving voting instructions. In the event of poll voting, each shareholder has an amount of votes equal to the number of shares held as of record date for the meeting and the depositary shall vote or cause the custodian to vote the shares on deposit in respect of ADSs for which holder of ADSs have timely given voting instructions to the depositary.

If the depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote the shares represented by that holder’s ADSs, the depositary will deem the holder to have voted in favor of the items set forth in the voting instructions. If the depositary does not timely receive voting instructions from a holder of ADSs and we have timely provided the depositary with our notice of meeting and related materials, that holder will be deemed, and the depositary will deem that holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by the ADSs at our discretion, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Services	Fees
• Issuance of ADSs	Up to U.S. 5¢ per ADS issued

• Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled

• Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held

• Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to U.S. 5¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per share (or share equivalent) held

• Depositary Services Fee	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

• Transfer of ADRs	U.S. $1.50 per certificate presented for transfer

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Citibank, N.A., as depositary bank, has separately agreed to make available to us a portion of the net fees (after deduction of custody fees for the shares on deposit) it collects from ADS holders. These amounts will be available to cover certain expenses related to the establishment and maintenance of the ADR program, including:

•	legal fees and expenses;

•	ADS listing fees;

•	investor relations fees and expenses including training and travel expenses for our investor relations staff;

•	mailing and printing fees (i.e. for annual reports and proxy statements); and

•	website and web casting expenses.

Neither the depositary bank nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time.

Depositary fees payable upon the issuance and cancellation of ADSs are generally paid to the depositary bank by the brokers receiving the newly issued ADSs from the depositary bank and by the brokers delivering the ADSs to the depositary bank for cancellation. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary service fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

In the case of cash distributions, the depositary fees are generally deducted from the cash being distributed. In the case of distributions other than cash (e.g., stock dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or in DRS), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the settlement systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except to comply with mandatory provisions of law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination, which notice shall fix a date for termination of the deposit agreement.

After the termination and prior to any sale of the securities held on deposit (as described below), you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (e.g., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

At any time after the date fixed for termination of the deposit agreement, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, expenses and taxes).

After termination, your obligations under the deposit agreement as an ADS holder will continue until your ADSs are presented to the depositary bank for cancellation.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided that it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated memorandum and articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated memorandum and articles of association or in any provisions of securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (e.g., the need to fully collateralize, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

PLAN OF DISTRIBUTION

We or any selling shareholder may offer the securities through one or more underwriters, dealers and agents, or directly to one or more purchasers, or through a combination of these methods on a delayed or continuous basis. We, or any selling shareholders, may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices that may vary. We may offer securities in the same offering, or we may offer securities in separate offerings. We, or any selling shareholders, may offer and sell a portion of the offered securities outside the United States at an offering price and on terms specified in the prospectus supplement relating to a particular issue of the offered securities. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any overallotment options under which underwriters may purchase additional securities;

•	any public offering price;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale of any of the securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and the applicable selling shareholder at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on an existing trading market for our Ordinary Shares or ADSs, or sales made to or through a market maker other than on an exchange.

Securities may be sold directly by our company or any selling shareholder or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We or any selling shareholder may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

If any selling shareholder offers and sells the securities through an underwriter or underwriters, we and/or the selling shareholder will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, may be described in a prospectus supplement, if any, that, along with this prospectus, may be used by the underwriters to make resales of the securities. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriters are used in the sale of the securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement may provide that the obligations of the underwriters will be subject to some conditions precedent and that, with respect to a sale of the securities, the underwriters may be obligated to purchase all such securities if any are purchased.

If any underwriters are involved in the offer and sale of the securities, they will be permitted to engage in transactions that maintain or otherwise affect the price of the securities. These transactions may include over-allotment transactions, purchases to cover short positions created by an underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering by selling more of the securities than set forth on the cover page of the applicable prospectus supplement, if any, the underwriter may reduce that short position by purchasing our securities in the open market. In general, purchases of our securities to reduce a short position could cause the price of the securities to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase any of the securities on the open market to reduce their short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such securities as part of the offering. The selling shareholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.

Broker-dealers engaged by any selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

Any selling shareholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any selling shareholders or broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Any selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file reports and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement of which this prospectus forms a part, and the exhibits and schedules thereto.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this prospectus the following documents or, sections of documents, as noted, filed with the SEC:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 18, 2013 (File No. 001-33759);

•	Our report on Form 6-K furnished to the SEC on June 4, 2013 (File No. 001-33759); and

•

All subsequent reports on Form 20-F and any report on Form 6-K that so indicates it (or any applicable portions thereof) is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 18, 2013, contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with US GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide at no cost to each person, including any beneficial owner, to whom this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, but not delivered with the prospectus. Requests for such copies should be directed to:

12/F, No. 3 Building, 700 Yishan Road

Shanghai, 200233

People’s Republic of China

(86-21) 3397-9999

Attention: Rich Chiang, IR Director

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus and any accompanying prospectus supplement. These documents may also be accessed through our website at www.ga-me.com or as described under the heading “Where You Can Find More Information About Us” above. The information contained in, or that can be accessed through, our website is not a part of this prospectus or any accompanying prospectus supplement.

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

LEGAL MATTERS

We are being represented by O’Melveny & Myers LLP with respect to legal matters of U.S. federal securities and New York State law. The validity of the ordinary shares represented by the ADSs and certain legal matters as to Cayman law will be passed upon for us by Conyers Dills & Pearman (Cayman) Limited. Certain legal matters as to PRC law will be passed upon for us by Grandall Law Firm (Shanghai).

EXPERTS

The consolidated financial statements of Giant Interactive Group Inc. appearing in Giant Interactive Group Inc.’s annual report on Form 20-F for the year ended December 31, 2012 and the effectiveness of Giant Interactive Group Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Giant Interactive Group Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The offices of Ernst & Young Hua Ming LLP are located at 50th Floor, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, People’s Republic of China, 200120.